Exhibit 99.1

Pike Electric Reports Third Quarter and Nine-Month Fiscal 2006 Results

Significant Debt Paydown

          MOUNT AIRY, N.C., May 9 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced its financial results for the three and nine months ended March 31, 2006.

          Third Quarter Results

          For the third quarter, revenues increased 1.8% to $157.2 million from $154.5 million for the same quarter a year ago.  This was due to a 6.0% increase in powerline revenues offset by a reduction in storm revenues for the quarter of $5.6 million compared to the same period in the prior year.  Third quarter net income totaled approximately $288,000, or $0.01 per diluted share, compared to a net loss of ($11.9) million, or ($0.56) per diluted share, for the third quarter of the prior year.  The Company recorded a charge of approximately $848,000 for non-cash compensation primarily related to the adoption of FAS 123R for the three months ended March 31, 2006.  The prior year loss included a $14.0 million charge related to the redemption of preferred stock.

          The Company’s third quarter is historically our slowest seasonal quarter with our crew and equipment utilizations at their lowest.   The third quarter reflected continued growth in core powerline revenues offset by increased costs for labor, fuel, and insurance.  Costs continued to outpace recent price increases to customers implemented early in the quarter.  The Company is taking steps to reduce the impact of these costs as well as to increase pricing to customers.  The Company remains optimistic about its long-term prospects as it continues to leverage its industry leading position. The Company intends to do this by capitalizing on the favorable industry trends of increased customer outsourcing, upgrade requirements for the country’s distribution and transmission infrastructure and by market share gains through operational excellence and our storm restoration efforts.

          Debt Repayment

          The Company repaid $45.6 million on its debt during the quarter as a result of strong cash flow generated from the recent storm season.  The debt paydown included a $20.5 million reduction in the revolving portion of the credit facility and a $25.1 million pre-payment of term debt resulting in $261 million in debt at the end of the quarter ending March 31, 2006.  There was no outstanding balance on the revolving portion of the Company’s credit facility and the borrowing availability was $62.4 million after giving effect to $27.6 million of outstanding letters of credit as of March 31, 2006.

          Nine-Month Results

          For the nine months ended March 31, 2006, revenues increased 9.0% to $571.4 million from $524.2 million for the nine months ended March 31, 2005. This increase of $47.1 million was due to a $28.3 million increase in storm revenue and an $18.8 million increase in powerline revenue.  Storm revenues represented 30.7% of revenues for the nine months compared to 28.0% in the prior year.  Pike Electric experienced record storm restoration revenues in the nine months ended March 31, 2006 due to the extremely active and intense 2005 hurricane season.  For the nine months ended March 31, 2006, powerline revenues were $396.0 million, a 5.0% increase compared to powerline revenues of $377.3 million in the prior year’s nine months.

          For the nine months ended March 31, 2006, net income increased almost three-fold to $31.4 million, or $0.98 per diluted share, compared to net income of $10.8 million, or $0.36 per diluted share for the nine months of the prior year.  The Company recorded a charge of $2.5 million for non-cash compensation primarily related to the adoption of FAS 123R for the nine months ended March 31, 2006.  The increase in net income in the current year nine months is primarily the result of increased powerline and storm revenues compared to the prior year and the elimination of certain non-recurring expenses included in the prior year.  The prior year included non-recurring expenses of $19.4 on an after-tax basis including: (1) $14.0 million from the redemption of preferred stock, (2) $2.9 million from discontinued deferred compensation related to the Red Simpson acquisition and (3) $2.5 million of options repurchased in our December 2004 recapitalization transaction.

          Outlook

          The Company continues to expect total revenues for the fiscal year of between $730 and $740 million, with minimal storm revenues for the remainder of the fiscal year.  Near-term gross margins are expected to continue to be compressed by rising costs in excess of price increases to customers.  The Company continues to expect to grow revenues and earnings at or near double digit levels over the long term, while maintaining industry-leading operating margins.

          Conference Call

          Pike Electric’s conference call to discuss its third quarter and nine months results is scheduled for 10:30 a.m. EDT today, May 9, 2006. This call will be available live and by replay over the Internet at www.pike.com in the Investor Relations section.

          About Pike Electric

          Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Our core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. Our common stock is traded on the New York Stock Exchange under the symbol PEC.  For further information regarding Pike Electric, visit the company’s website at www.pike.com.

          Safe Harbor

          This press release contains forward-looking statements that relate to Pike Electric’s plans, objectives and estimates.  The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Forward-looking statements include those contained in the “Outlook” section of this release.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Pike Electric’s business is subject to numerous risks and uncertainties, including: that a significant portion of revenues are from a small group of customers and these customers have no obligation to assign work to us and these arrangements are generally terminable on short notice; it may not be able to realize the anticipated benefits of its acquisition in 2004 of Red Simpson; its storm restoration revenues are highly volatile and unpredictable; its business is subject to numerous hazards that could materially affect business results and current insurance may not be adequate; and demand for services may be cyclical and vulnerable to industry and economic downturn.  These and other risks and uncertainties detailed in the Risk Factor section of its Annual Report on Form 10-K for the fiscal year ending June 30, 2005 and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward- looking statements. To the extent permitted by applicable law, Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,		Nine Months Ended March 31,

	2006	2005	2006	2005

Revenues	$157,202	$154,473	$571,358	$524,247
Cost of operations	139,902	136,613	465,969	428,073
Gross profit	17,300	17,860	105,389	96,174
General and administrative expenses	9,836	8,185	31,985	33,506
Loss on sale of property and equipment	1,556	210	1,905	256
Income from operations	5,908	9,465	71,499	62,412
Other expense (income):
Interest expense	5,484	19,421	19,337	34,265
Other, net	(58)	(15)	(163)	(94)
Total other expense	5,426	19,406	19,174	34,171
Income (loss) before income taxes	482	(9,941)	52,325	28,241
Income tax expense	194	1,976	20,951	17,429
Net income (loss)	$288	$(11,917)	$31,374	$10,812
Earning (loss) per common share:
Basic	$0.01	$(0.56)	$1.02	$0.36
Diluted	$0.01	$(0.56)	$0.98	$0.36
Weighted average common shares outstanding:
Basic	31,932	21,278	30,846	29,753
Diluted	33,092	21,278	32,016	30,196

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31 2006	June 30 2005

	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,032	$3,106
Accounts receivable, net	68,007	60,690
Work completed not billed	58,823	64,568
Inventories	8,159	7,321
Prepaid and other	5,365	11,205
Deferred income taxes	5,162	4,838
Total current assets	148,548	151,728
Property and equipment, net	287,446	281,842
Goodwill	94,400	91,826
Other intangibles, net	51,279	55,128
Deferred income taxes		—
Deferred loan costs, net	6,797	9,879
Other assets	2,237	2,052
Total assets	$590,707	$592,455
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,480	$19,574
Accrued expenses	26,529	$33,843
Income taxes payable	4,632	—
Current portion deferred compensation	9,075	12,202
Current portion of insurance claim accruals	13,898	4,938
Current portion of long-term debt	—	250
Revolving credit facility	—	11,500
Total current liabilities	68,614	82,307
Long-term debt, net of current portion	261,000	407,750
Deferred compensation, net of current portion	11,997	16,904
Insurance and claim accruals, net of current portion	13,148	13,484
Deferred income taxes	66,891	71,467
Other liabilities	2,412	60
Stockholders’ equity:
Common stock, par value $0.001 per share; 100,000 shares authorized; 21,484 and 32,448 shares issued and outstanding at June 30, 2005 and March 31, 2006, respectively	6,426	6,415
Additional paid-in capital	134,777	105
Unearned compensation		(879)
Retained earnings (accumulated deficit)	25,442	(5,158)
Total stockholders’ equity	166,645	483
Total liabilities and stockholders’ equity	$590,707	$592,455

SOURCE  Pike Electric Corporation
    -0-                             05/09/2006
    /CONTACT:  Mark Castaneda, CFO of Pike Electric Corporation, +1-336-719-4379/
    /Web site:  http://www.pike.com /